Exhibit 99.1
                      Press Release dated February 1, 2002




                    DR. THOMAS R. COUGHLIN, JR. NAMED OFFICER
                           & DIRECTOR OF CENTREX, INC.


TULSA. February 1, 2002. Centrex, Inc. (OTC BB: CNEX) today announced that Dr. Thomas R. Coughlin, Jr., the Company's medical advisor, has been named CEO and director. Prior to joining the Company in January 1999, Dr. Coughlin was a cardiovascular and transplant surgeon for more than 25 years. He holds an undergraduate degree in Chemistry from Seton Hall University (B.S.) and is a graduate of the University of Rochester School of Medicine and Dentistry (M.D.). He did his cardiovascular and transplant surgical training at the University of Illinois and Cook County Hospital in Chicago.

Dr. Coughlin was Assistant Professor and Chief of Transplant Surgery at the University of Maryland from 1986 to 1990, starting the heart transplant program and performing the first successful heart transplant at the University Hospital. During that time, he also served as Medical Director of the Maryland Organ Procurement Center. From 1992 to 1995, he was Medical Director of Cardiovascular Surgical Services at Alexandria Hospital in Alexandria, VA, and from 1991 to 1995, he was Assistant Clinical Professor, Thoracic and Cardiovascular Surgery, at George Washington University Medical Center in Washington, D.C.

From 1995 to January 1999, Dr. Coughlin practiced cardiovascular surgery in Tulsa, OK and was Assistant Clinical Professor at the University of Oklahoma Medical School from 1995 to the present.

The former officer and director of the Company, Gifford Mabie, has resigned. Mr. Mabie has agreed to be a consultant on an as needed basis for the transition.

Centrex owns the exclusive U.S. license to develop, manufacture, and market a system for detecting microbial contamination due to E. coli bacteria in air, food, and water. The detection system, currently in development, is designed to be adaptable and easily tailored to detect a variety of bacterial or viral organisms in real time. The organisms being considered for detection by the device include all those named in the biological warfare threat list published by the Defense Intelligence Agency, in addition to several other potential biowarfare agents. The proposed device is a simultaneous multi-channel detection system that is compact, fully automated and capable of monitoring the presence of biological agents in air, food, and water.

Centrex, Inc., an Oklahoma Corporation, is a development stage company organized in 1998 to identify and commercialize proprietary systems for the detection of biological contaminants in food, air and water.

For more information, visit the Centrex website at www.centrexcorporation.com or call Investor Relations at 888-492-1257.

This press release contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our business. Those uncertainties are discussed in the Company's SEC filings.

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